Exhibit 10.3

Dated this                  1st April 2026

BETWEEN

LIM LEGACY PROPERTIES SDN BHD

[Registration No.: 201401000035(1076105-T)]

AND

MEKAR SUBUR AV SDN BHD

[Registration No.: 201301025240(1055070-D)]

TENANCY AGREEMENT

DEMISED PREMISES:

LOT 5746, KEDAI B & KEDAI C, BATU 4½, JALAN KELANG LAMA, 58000 KUALA LUMPUR

TENANCY AGREEMENT

This Agreement is made the day and year stated in Item A of Schedule 1 hereto.

BETWEEN

(a)	“Landlord” the party whose particulars stated in Item B of Schedule 1 hereto which expression where the context so permits shall include its successors in title and assigns of the one part; and

(b)	“Tenant” the party whose particulars stated in Item C of Schedule 1 hereto which expression where the context so permits shall include its successors in title and assigns of the other part.

WHEREAS

The Landlord is the registered and/or beneficial proprietor of the property more particularly referred to and described in Item D of Schedule 1 hereto (“Demised Premises”) and is legally entitled to let the Demised Premises to the Tenant.

NOW IT IS HEREBY AGREED as follows: -

1.	The Landlord lets and the Tenant takes on let the Demised Premises for the ‘‘Term” stipulated in Item E of Schedule 1 hereto at the “Rental” stipulated in Item F of Schedule 1 hereto subject to the terms and conditions herein.

2.	The Tenant shall upon execution of this Agreement pay to the Landlord:

(a)	the “Security Deposit” at sum stipulated in Item G of Schedule 1 hereto;

(b)	the “Utilities Deposit” at sum stipulated in Item H of Schedule 1 hereto; and

(c)	the “Restoration Deposit” at the sum stipulated in Item I of Schedule 1 hereto;

(collectively, the “Deposit”)

for the due observance and performance by the Tenant of the terms and conditions of this Agreement. The Deposit shall not be deemed or treated or off-set by the Tenant as payment of the Rental, utilities charges or any other money (including late payment interest) payable by the Tenant under or pursuant to this Agreement. In the event the Rental shall at any time hereafter be increased, then the Deposit shall be increased proportionately and the Tenant shall on demand by the Landlord pay to the Landlord such additional sum as may be necessary.

3.	THE TENANT HEREBY COVENANTS WITH THE LANDLORD as follows:

(a)	To forward the following to the Landlord upon execution of this Agreement:

(i)	if the Tenant is an individual, a clear copy of identification card or passport; or

(ii)	if the Tenant is a body corporate, its current Form 49 (or its equivalent in accordance with Companies Act 2016) and its Board of Directors’ Resolution approving the tenancy of the Demised Premises in accordance with the terms and conditions hereof and authorising the execution of this Agreement for and on behalf of the Tenant (all certified as true by its company secretary).

(b)	To pay the Rental hereby reserved on the days and in the manner as set out in this Agreement.

(c)	To permit the Landlord, the competent authority and/or the Landlord’s servants, consultants, agents and/or workmen with or without all necessary equipment and appliances at all reasonable time (at any time in the event of emergency situation) to enter upon the Demised Premises to view the condition, conduct inspection, survey and/or to do such works and things as the Landlord may deem fit. Where necessary works shall be required, Landlord shall not in any way be liable for any interruption of occupation or other loss or damage whatsoever occasioned thereby.

(d)	Not to do or permit or suffer anything to be done in or about the Demised Premises or any part thereof which may become a nuisance, annoyance, cause damage and/or inconvenience to the Landlord, the tenants and/or occupiers of neighbouring premises.

(e)	To use the Demised Premises only of the purposes specified in Item J of Schedule 1 hereto and not to use or permit or suffer the use thereof for any business, trade and/or any immoral, improper, offensive or unlawful use.

(f)	To pay all outgoings (other than the quit rent and assessment) and all charges in respect of water, electricity, conservancy, sewerage (Indah Water) and the charges for the use of the telephone, facsimile, cable television and internet (if any) installed and/or used on the Demised Premises during the continuance of this Agreement and such other payments and/or outgoings in respect of the Demised Premises and to produce such receipts to the Landlord, when requested. In the event that the bills for each month exceed the Utilities Deposit, then the Landlord is entitled to demand such excess as further deposit and the Tenant shall pay such excess as further deposit within seven (7) days upon receipt of written notice from the Landlord.

(g)	To keep the exterior and interior of the Demised Premises including without limited to all the doors, fixtures and fittings, windows, glasses, locks and fastenings, flooring, interior plaster or other surface materials, rendering on walls and ceilings and/or electrical fixtures and fittings therein and all additions and appurtenance thereto in good condition at all times during the Term or the Renewal Term (if applicable) and to deliver up the same to the Landlord in accordance to Clause 3 (x) below on as-is-where-is basis as at the date of delivery of the same by the Landlord to the Tenant (fair wear and tear excepted) at the expiration or sooner determination/termination of the Term or the Renewal Term (if applicable).

(h)	To forthwith notify the Landlord in writing upon receipt of any notice served by any competent authority regarding the Demised Premises and with all due speed to comply with the terms of the said notice as are effective and to keep the Landlord fully indemnified from and against all actions, costs, claims, demands and liabilities in respect thereof.

(i)	Not to make or permit or suffer to be made any construction, renovation, installation (including without limited to nail, attach and/or affix to the walls, doors and/or any other surface), alteration in and/or addition in whatsoever manner to the Demised Premises (“Fit-Out Works”) without prior consent of the Landlord and any competent authority (if so required) of which such Fit-Out Works to the Demised Premises shall be at the own cost and expense of the Tenant and the Tenant shall remain solely responsible and liable for the Fit-Out Works and all consequences, whether directly or indirectly, therefrom, including but not limited to ensure that the Fit-Out Works or other related works do not hamper, prevent, restrict and/or otherwise affect in any degree or manner whatsoever the structural, electrical, wiring, ventilation, lightning, piping, plumbing, heating, cooling, sewerage and/or any other utilities or safety system in the Demised Premises and/or its adjoining or neighbouring premises and/or any other properties.

(j)	Not to do or permit to be done anything on the Demised Premises that shall be in breach of any laws, by-laws and/or regulations or that which may expose the Landlord to penalty, fine and/or suit for damages and shall fully indemnify the Landlord against all claims, fines and penalties in respect of the Tenant’s breach of any of the laws, by-laws and/or regulations.

(k)	Not to bring or store or permit or suffer to be brought or stored on the Demised Premises any goods of an illegal nature and goods which are materials of a dangerous or hazardous nature and the keeping of which may contravene and/or breach any local statutes or regulations even though it may be required for the Tenant’s business.

(l)	Not to do anything whereby insurance on the Demised Premises against fire maybe rendered void and voidable or whereby the premium for any such insurance may be increased and to repay the Landlord on demand the increased in premium and all expenses incurred or in pursuant to any renewal of any insurance rendered necessary by the breach or non-observance of the Tenant.

(m)	Not to install or cause to be installed in the Demised Premises any heavy equipment or electrical appliances consuming high voltage, electrical sockets, plugs, electrical power points, electrical motors, engines or appliances and/or to make any additional plumbing connections on or to the Demised Premises without prior written consent of the Landlord and any competent authority (if so required).

(n)	Not to assign, underlet, sub-lease or part with the actual or legal possession or the use of the Demised Premises or any part thereof to any third party for any term whatsoever without prior written consent of the Landlord Provided Always That in the event the Tenant assigning under-letting sub-leasing or parting with the actual or legal possession or use of the Demised Premises or any part thereof in contravention of this clause then the Landlord may, without prejudice to its rights under this Agreement and/or under any laws, by-laws and regulations, collect from any assignee under-lessee or other person in possession of the Demised Premises or any part there of all Rental and other moneys payable in respect of the Demised Premises or any part thereof by such person or persons to the Tenant and such collection of Rental and other moneys as aforesaid shall not be deemed to be an acceptance by the Landlord of any such person as assignees under-lessees sub-lessees tenants or occupiers of the Demised Premises or any part thereof.

(o)	The Landlord shall not be responsible to the Tenant or the Tenant’s licensees, servants, agents, customers, licensees or other persons in the Demised Premises calling upon the Tenant for any accidental happening, death or injury suffered or damage to or loss of any chattel or property sustain or incur by reason of directly or indirectly, as a result of any act or omission of the Tenant and/or as a result of the use of the Demised Premises by the Tenant and the Tenant shall indemnify and keep the Landlord fully indemnified against summons actions, proceedings, claims, demands, costs, damages and/or expenses which may be levied brought or made against the Landlord or which the Landlord may pay, sustain or incur by reason of directly or indirectly as a result of any act or omission of the Tenant or use of the Demised Premises by the Tenant.

(p)	To adhere, abide and observe at all times all the rules, regulations, directions and/or guidelines issued by any Ordinance, Act of Parliament and/or the competent authority as may from time to time create or issue, governing, restricting or relating to the day to day use of the Demised Premises and shall be responsible to ensure his invitees duly observe and comply with the aforesaid rules and regulations (if any) and to keep the Landlord fully indemnified from and against all actions, costs, claims, demands and liabilities in respect thereof.

(q)	To pay all charges and/or levies imposed by any competent authority due to the Tenant’s nature of business carried out in the Demised Premises and any installation charges required to be paid by Jabatan Bomba dan Penyelamat (if any) and/or any other competent authority.

(r)	To insure and keep insured, at its own costs and expenses, the Tenant’s goods and properties therein and for the benefits of the Landlord against public liability, loss and damages by flood, fire and/or burglary for a sum of not less than Ringgit Malaysia One Million (RM1,000,000-00) for each and every occurrence or such other sum as the Landlord shall deem adequate and sufficient from time to time during the Term and the Renewal Term (if applicable).

(s)	To display its signage for its legal business at the spot agreed and approved by the Landlord and/or any other competent authority. Any unauthorized display of the Tenant’s signage would constitute a valid ground of termination by the Landlord.

(t)	To carry out its business and affairs in a proper manner and ensure that all necessary approvals and/or relevant licenses are obtained and not to permit any of its approvals and/or licenses to lapse or do anything which would be in breach of any condition of the approvals and/or licenses.

(u)	At all times during the six (6) calendar months immediately preceding the expiration of the Term or the Renewal Term (if applicable), the Tenant shall permit the Landlord, its authorized representative and/or its agent to affix notice of re-letting and shall allow the intending tenant or tenants at all reasonable time of the day with prior notice to view the Demised Premises.

(v)	To submit the layout plan, drawings, specifications, structural plan, mechanical and electrical drawings, detailed internal layout plan and an interior design plan showing the shop sign and shop front for any intended Fit-Out Works in respect of the Demised Premises to the Landlord, the competent authority for its review and approval, which layout designs, drawings, specifications and plans shall comply with all applicable laws, by-laws, rules, regulations, orders, directives, notices and/or requirements imposed by the relevant authority and shall include full particulars of the nature and extent of the Fit-Out Works to be carried out.

(w)	To keep the Demised Premises free of rodents, vermin, insects, pests and other animals failing which it shall be lawful (but not obligatory) for the Landlord to engage relevant service providers of pest exterminators to carry out periodic inspections of the Demised Premises and take such step and precautions as may be necessary to ensure compliance of this covenant at the costs and expenses of the Tenant.

(x)	At the expiration or sooner determination/termination of the Term or the Renewal Term (if applicable):

(i)	to remove from there all partitions, additions and any other structures and fittings installed by the Tenant and all damages caused by such removal shall be made good by the Tenant to the reasonable satisfaction of the Landlord Provided That if the Landlord or the incoming tenant has no objections to the same, the Tenant need not to remove any such partitions, additions and any other structures and fittings; and

(ii)	to restore the Demised Premises to its conditions as at the date of delivery of the same by the Landlord to the Tenant (fair wear and tear excepted) at the Tenant’s own costs and expenses; and

(iii)	to clean any debris, unwanted structure and/or disposal items on the Demised Premises; and

(iv)	to peaceably and quietly yield up unto the Landlord the Demised Premises and to return all the access cards and keys to the Landlord.

In the event the Tenant fails to comply with the above the Landlord shall, without prejudice to any of its other rights, be entitled to forfeit the whole sum of the Deposit paid under this Agreement. In the event that the Deposit shall be insufficient for deduction for any damages to the Demised Premises and/or cost of restoration of the Demised Premises to its original position and/or cost and expense for the re-application and/or duplicate of access cards and keys, such excess sum shall be forthwith paid by the Tenant to the Landlord upon demand.

(aa)	Simultaneously with the execution of this Agreement, the Tenant shall cause all of its directors or partners or such person(s) as may be required by the Landlord, to execute a personal guarantee as prescribed by the Landlord in favour of the Landlord (“Guarantee”), signed by all its directors or partner(s) for the time being in their personal capacities, guaranteeing jointly and severally the performance and observance by the Tenant of all the Tenant’s covenants and other terms of this Agreement and to indemnify the Landlord against all losses and damages suffered and/or incurred or to be suffered and/or incurred by the Landlord arising out of any breach, non-observance or non-performance by the Tenant of its covenants or other terms of this Agreement. The Tenant shall bear all legal fees, others charges and stamp duty incurred in respect of the preparation and execution of the Guarantee.

4.	THE LANDLORD HEREBY COVENANTS WITH THE TENANT as follows:

(a)	To pay all present and future quit rent, assessment, charges and contribution to the sinking fund imposed on and payable in respect of the Demised Premises.

(b)	To permit the Tenant to peaceably enjoy the Demised Premises without any interruption or disturbance by the Landlord or those lawfully claiming title under or in trust for them Provided Always That the Tenant punctually pays the Rental and all other charges and observes all stipulations and covenants herein contained.

(c)	To allow the Tenant to remove all movable properties belonging to the Tenant only upon the expiration or sooner determination/termination of Term or the Renewal Term (if applicable).

(d)	To insure and (unless the insurance so effected shall become void through or by reason of the fault of the Tenant) to keep insured the Demised Premises from loss or damage by fire in some insurance office or with underwriters of repute and to pay all premiums necessary for the purpose. Such insurance shall not cover for the Tenant’s belongings, goods and/or any of the Tenant’s properties in Demised Premises.

5.	It is expressly agreed as follows: -

(a)	In the event:

(i)	the Rental hereby reserved or any part thereof shall any time be unpaid for seven (7) days after the same shall have become due (whether formally demanded for or not); or

(ii)	of any breach covenants on the Tenant’s part herein contained and such breach is/are not remedied after being notified by the Landlord; or

(iii)	if the Tenant shall have a receiving order made against them or shall have made any assignment for the benefit of their creditors; or

(iv)	if the Tenant entered into any agreement or made any arrangement with its creditors by composition or otherwise suffered any distress or attachment or execution to be levied against its/ their goods; or

(v)	if the Tenant for the time being shall become bankrupt or being a company shall go into liquidation whether compulsory or otherwise except for the purpose of bona fide reconstruction or amalgamation, then and in such cases, it shall be lawful for the Landlord at any time serve a notice to the Tenant to terminate this Agreement wherein no compensation of any kind shall be paid to the Tenant and upon which the Landlord shall be entitled to forfeit the Deposit and to re-enter upon the Demised Premises or any part thereof in the name of the whole without prejudice to the right of action of the Landlord in respect of any breach of the Tenant’s covenants herein contained including to claim for any losses and damages from the Tenant.

(b)	If the Demised Premises or any part thereof shall at any time during the Term or the Renewal Term (if applicable), be destroyed or damaged by fire, floods, landslides and/or any form of force majeure event so as to be unfit for occupation and use for a period of more than one (1) calendar month consecutively, the Rental or a fair proportion thereof according to the nature and extent of the damage sustained shall be suspended until the Demised Premises shall again rendered fit for occupation and used.

(c)	If this Agreement shall be terminated before the expiry of the Term or the Renewal Term, (if applicable), pursuant to Clause 5 (a) above, the Deposit shall be absolutely forfeited to the Landlord without prejudice to the rights of the Landlord to claim for Rental for the unexpired Term or the Renewal Term of this tenancy, to claim for any losses and damages from the Tenant and/or any right of action of the Landlord for any antecedent breach of this Agreement.

(d)	In the event of any sale, development of the Demised Premises or any reason whatsoever, the Landlord shall be entitled to terminate this Agreement by giving one (1) month notice in writing to the Tenant without any compensation in any form whatsoever payable by the Landlord to the Tenant.

(e)	Upon the expiration or sooner determination/termination of this Agreement, if the Tenant fails, neglects and/or refuses to yield up and to vacate the Demised Premises in accordance to Clause 3 (x) above:

(i)	the Tenant shall be liable to pay to the Landlord a sum equivalent to twice the Rental or the equivalent market rate whichever higher per month until the date of actual delivery of vacant possession by the Tenant to the Landlord; and

(ii)	the Landlord shall be entitled to remove all the Tenant’s goods and other moveable property, chattels and goods from Demised Premises and to place the same outside the Demised Premises at the Tenant’s cost and thereafter lock up and secure the Demised Premises. The Landlord shall not be responsible or liable in any manner whatsoever to the Tenant for the consequences of any loss, damage and/or expense caused by such action.

(f)	That upon the expiration of the Term and the Tenant having performed and observe all the covenants, conditions and stipulations herein contained, the parties shall in good faith negotiate on the option for renewal of the tenancy upon the conditions stipulated in Item K of Schedule 1 hereto.

(g)	Unless otherwise provided herein, the Deposit paid shall be refunded to the Tenant free of interest within a reasonable period from the date of redelivery of vacant possession of the Demised Premises by the Tenant to the Landlord in accordance to Clause 3 (x) above less any deduction for any damages to the Demised Premises and/or the cost of restoration of the Demised Premises to its original position as occasioned by any breach or non-observance of any of the covenants on the part of the Tenant herein contained to be observed and/or cost and expense for the re-application and/or duplicate of access cards and keys Provided Always That the Tenant shall have paid all service or utilities charges and outgoings on the Demised Premises and provide the Landlord with the photocopies of the receipts evidencing the payment of all utilities charges and outgoings up to the date of redelivery of vacant possession of the Demised Premises. In the event that the Deposit shall be insufficient for deduction for any damages to the Demised Premises and/or cost of restoration of the Demised Premises to its original position and/or cost and expense for the re-application and/or duplicate of access cards and keys, such excess sum shall be forthwith paid by the Tenant to the Landlord upon demand.

(h)	If the Tenant shall unilaterally terminate this Agreement before the expiry of the Term or the Renewal Term (if applicable), the Deposit paid hereunder shall be absolutely forfeited to the Landlord and the Tenant shall within fourteen (14) days from the date of termination pay to the Landlord a lump sum equivalent to the Rental of the remaining period of the Term or the Renewal Term without prejudice to the rights of the Landlord to claim for any antecedent breach of this Agreement.

(i)	The Tenant and the Landlord and/or the Landlord’s servants, agents or representative shall conduct a joint inspection of the Demised Premises fourteen (14) days prior to the expiration or sooner determination/termination of this Agreement.

(j)	Without prejudice to any rights of the Landlord under this Agreement and/or under any laws, by-laws and regulations, the Tenant shall pay late payment interest at the rate of one point five percent (1.5%) per month on any arrears until full payment and such interest are made to the Landlord.

6.	Any notice or other documents or writing required to be served delivered or given hereunder shall be sufficiently served to the Tenant at the Demised Premises or sent to the Tenant by hand or by registered post addressed to the Tenant’s address as stipulated in this Agreement and any notice, document or writing to the Landlord shall be sufficiently served if sent by hand or registered post to the Landlord’s last known address.

7.	The Tenant hereby expressly agrees, confirms and consents that the Landlord is authorised to process any information, data or personal data relating to the Tenant including the Tenant’s directors, shareholders, partners, officers and authorized signatories (“Relevant Persons”). The Landlord may conduct credit/trade check, CCRIS and DCHEQS checks on the Tenant and the Relevant Persons at any time for the duration of this Agreement or as long as there are sums remaining owing under this Agreement for purposes including but not limited to debt recovery, review of tenancy, account monitoring, review and evaluation and legal documentation and legal process consequent or subsequent to the tenancy herein. The Landlord may disclose any information or data to any credit reporting agencies or business entities for bona fide trade checking at any time. The Tenant agrees and acknowledges that the said credit reporting agencies may in turn process disclose or share such information or data in accordance with the law. The Tenant further agrees and consents to the Landlord processing the personal data of the Tenant pursuant to the Personal Data Protection Act 2010.

8.	The parties shall bear their respective legal charges and the Tenant shall pay for the stamp duty of this Agreement.

9.	It is hereby expressly agreed between the Landlord and the Tenant the tenancy of the Demised Premises shall in addition to the terms and conditions herein be subject to the Item and special conditions if any, set out in Item L of Schedule 1 hereto. In the event of any conflicts, discrepancies or variances, the special conditions shall prevail.

10.	The recitals, schedules and special conditions shall be taken, read and construed as an essential part of this Agreement.

11.	Time wherever mentioned shall be of the essence.

12.	This Agreement shall be binding upon the respective successors in title and assigns of the Landlord and Tenant.

13.	No failure to exercise, and no delay in exercising on the part of the Landlord of any right or remedy shall operate as a waiver of that right or remedy nor shall any single or partial exercise of any right or remedy preclude any other or further exercise of any other right or remedy.

14.	If any provision of this Agreement is or may become illegal or void under any written law or is found by any court or administrative body of competent jurisdiction to be illegal, void, invalid, prohibited or unenforceable then, such provisions shall be ineffective to the extent of such illegality, voidness, invalidity, prohibition or unenforceability and the remaining provisions of this Agreement shall remain in full force and effect.

15.	In this Agreement unless there is something in the subject or context inconsistent with such construction or unless it is otherwise expressly provided:

(a)	words importing the masculine gender includes the feminine and neuter gender;

(b)	words in the singular include the plural and vice versa; and

(c)	the word “Tenant” shall include the occupiers in the Demised Premises and/or the invitees of the Tenant.

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IN WITNESS WHEREOF the Landlord and the Tenant have hereunto set their hands the day and year set out in Item A of Schedule 1 hereto.

Landlord

SIGNED by	)
LIM LEGACY PROPERTIES SDN BHD	)
Registration No.: 201401000035(1076105-T))
in the presence of:	)

/s/ Lim Aik Hoe
Signed by witness	Name: LIM AIK HOE
Name:	NRIC No.: 730511-14-5119
NRIC No:

Name:
NRIC No.:

Tenant

SIGNED by	)
MEKAR SUBUR AV SDN BHD	)
[Registration No.: 201301025240(1055070-D)]	)
in the presence of:	)

/s/ Yau Xiu Jie		/s/ Low You Siong
Signed by witness		Director/Authorised Signatory
Name:	Yau Xiu Jie	Name:	Low You Siong
NRIC No:	G40721-05-5408	NRIC No.:	800805-10-5471
Designation:

SCHEDULE 1

(to be read and construed as an essential part of this Agreement)

Item A	Date of this Agreement:

Item B	The Landlord

Name	:	LIM LEGACY PROPERTIES SDN BHD [Registration No.: 201401000035(1076105-T)]

Address	:	D-35-01, Level 35, EXSIM Tower,
Millerz Square @ Old Klang Road,
Megan Legasi, No 357, Jalan Kelang Lama,
58000 Kuala Lumpur

Item C	The Tenant

Name	:	MEKAR SUBUR AV SDN BHD [Registration No.: 201301025240 (1055070-D)]

Address	:	Lot 5746, Kedai B, Kedai C, Batu 4½, Jalan Kelang
Lama, 58000 Kuala Lumpur

Item D	Demised Premises

LOT 5746, KEDAI B, KEDAI C,
BATU 4½, JALAN KELANG LAMA, 58000 KUALA LUMPUR

Item E	Term of Tenancy

Two (2) years commencing on 1st April 2026 and expiring on 31st March 2028 irrespective of the date of execution of this Agreement unless earlier terminated.

Item F	Rental

Ringgit Malaysia Fourteen Thousand Five Hundred Eighty (RM14,580.00) only per month, exclude SST

All Rental is payable by the Tenant in advance no later than the seventh (7th) day of each calendar month for the whole duration of the Term, by depositing the Rental to the following account of the Landlord, failing which, the Landlord is entitled to late payment interest at the rate of one point five percent (1.5%) per month on the arrears until full payment and such interest are made to the Landlord:

Bank:	AmBank (M) Berhad
Account Number:	888-1029-5394-50
Account Holder:	EXSIM REALTY SDN BHD

Item G	Security Deposit

Ringgit Malaysia Twenty-Nine Thousand One Hundred Sixty (RM29,160.00) only. – Top Up RM2,160.00

Item H	Utilities Deposit

Ringgit Malaysia Fourteen Thousand Five Hundred Eighty (RM14,580.00) only. -Top Up RM1,080.00

Item I	Restoration Deposit

Not Applicable

Item J	Use of the Demised Premises

Office, production and warehouse or for such other legal business purposes

For the Tenant’s LEGAL business purposes only in accordance with the provision of laws or by-laws that are now in force enacted hereafter Provided Always That the business of the Tenant shall not be a nuisance or cause annoyance to neighboring premises and the Tenant shall not permit or suffer any one to use the Demised Premises or any portion thereof for any other purposes.

Notwithstanding anything to the contrary herein contained, in the event the Tenant or its employees, servants, agents, assignees, contractors, licensees, invitees, guest and/or any individual associated with the Tenant, is/are found engaging in illegal activities or conducting an unlawful business in the Demised Premises, such actions shall constitute a material breach of this Agreement and the Landlord shall be entitled to terminate this Agreement with immediate effect wherein no compensation of any kind shall be paid to the Tenant and upon which the Landlord shall be entitled to forfeit the Deposit, to claim for Rental for the unexpired Term or the Renewal Term of this tenancy and to re-enter upon the Demised Premises or any part thereof in the name of the whole without prejudice to the right of action of the Landlord in respect of any breach of the Tenant’s covenants herein contained including to claim for any losses and damages from the Tenant.

Item K	Option to renew

Further one (1) term of two (2) years (“Renewal Term”)

If the Landlord shall be desirous of renewing the tenancy at the expiry of the Term, the Landlord shall not less than six (6) months before the expiry of the Term give to the Tenant notice in writing of its desire to renew and the Tenant shall within fourteen (14) days upon receipt the same, reply in writing to the Landlord of its desire to renew whereupon the parties shall renew the tenancy for a period of two (2) years from the expiry of the Term based on prevailing market rate or at such rate subject to mutually agreed upon between the Landlord and the Tenant with all other terms and conditions remaining the same except the Renewal Term.

For avoidance of doubt, in the event that the Tenant shall not desire to renew this Agreement, clause 3(x) herein contained applies.

Item L	Special Conditions

	1.	Exclusive of taxes

The parties acknowledge and agree that all sums set out in this Agreement or otherwise payable by the Tenant shall be deemed exclusive of any other tax levies charges which may be imposed by the relevant authority. The Tenant shall be responsible to bear taxes, at the prescribed rate so determined and/or adjusted by the relevant authority from time to time and at any time.

	2.	Rental Free Period

Not Applicable

3.	No Monopoly

Nothing herein contained shall be construed as implying that the Tenant shall have nor shall there be a monopoly in its class of business within the development or any part thereof or any restriction in the number of tenants carrying on the same class of business within the development or any part thereof.